                             THE LOEWEN GROUP INC.

                LOEWEN GROUP FILES $1 BILLION SHELF REGISTRATION
                STATEMENT WITH SECURITIES AND EXCHANGE COMMISSION


VANCOUVER, BC, March 24, 1997 -- The Loewen Group Inc. (NYSE, TSE, ME: LWN) today announced it has filed a shelf registration statement with the Securities and Exchange Commission for the future offering on a periodic basis of up to $1 billion of debt securities and common and preferred stock and warrants.

The proceeds would be used for general corporate purposes, including future acquisitions and repayment of outstanding debt.

A shelf registration statement enables companies to register securities in advance and then sell them as financing needs arise. Specific terms of the securities will be determined and made available in a prospectus supplement to be filed at the time of issue.

A registration statement relating to these securities has been filed with the Securities and Exchange Commission but has not yet become effective. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective.


With corporate offices in Burnaby, British Columbia, Cincinnati and Philadelphia, The Loewen Group Inc. is the second largest funeral and cemetery operator in North America. The Company employs some 16,000 people and owns or operates 984 funeral homes and 356 cemeteries across the United States and Canada. Over 90 per cent of the Company's revenue is derived from the United States.
                                     - 30 -